Exhibit 99.1

Mace Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2009

HORSHAM, Pa.--(BUSINESS WIRE)--March 24, 2010--Mace Security International, Inc. ("Mace" or the “Company”) (NASDAQ Global: MACE) today announced financial results for the fourth quarter and twelve months ended December 31, 2009.

2009 Fourth Quarter Highlights

  Mace continues to align its operations for today’s economy and future direction. Mace has:
    Improved gross margins by decreasing cost of goods sold as a percent of revenues to 69% compared to 78% in the fourth quarter of 2008.
    Continued consolidation of the Florida and Texas electronic surveillance equipment operations. In December 2009, Mace sold its 20,000 square foot Fort Lauderdale, Florida facility and moved into 7,358 square feet of leased office space.
    Continued its goal of exiting the car wash business. In December 2009, the Company announced the sale of 3 additional car washes netting $5.6 million in cash. As of March 24, 2010 Mace owns six car washes and leases one car wash.
    Reduced selling, general and administrative (“SG&A”) expenses by $ 2.0 million for the twelve months of 2009 as compared to the twelve months of 2008, largely as a result of our company-wide cost cutting measures.
  Mace continued to add new capabilities and products to its Security Segment. Mace has:
    Named George Martinez as its Vice President of Product Management. Mr. Martinez has over 15 years of experience in managing a broad range of security technologies for several security companies, including GE Security.
    Launched two new access control products: MaceTrac™, a networked access control system, and MaceLock™ for stand-alone access control applications.
    Reached an agreement with Sabra Technologies (Israel) to exclusively distribute and market a new perimeter technology in North America. This adds intrusion product solutions to the Mace security product portfolio.
    Mace CSSS, Inc. announced two new technology integrations in the fourth quarter. The Mace Central Station monitoring subsidiary has integrated Video IQ and Videofied™ systems. Video IQ is the inventor of the world’s first and only intelligent surveillance camera with a built-in DVR that provides audio and video analytics. Videofied™, developed by RSI Video Technologies™, incorporates a wireless motion viewer for immediate video verification.

Dennis Raefield, CEO and President of Mace, stated, “The fourth quarter began to show some positive signs of recovery in our security business. Our Security Segment revenues increased 6.5% over the previous third quarter in 2009 and over 10.7% from the fourth quarter of 2008. Unfortunately the economic downturn that began in 2008 continued to have a severe impact on consumer credit availability which negatively impacted our Security business and our Digital Media Marketing business. Even with continued rising monthly sales in our Security Segment, we were not able to achieve our overall sales and profit goals. We recognize we have a shortfall from our sales targets and business goals.

“We continue to take significant cost cutting measures. We removed over $2.0 million in SG&A expenses in 2009 from 2008 and we realize we need to continue to work to align our expenses with our current revenue base. We are committed to continue to reduce costs and conserve cash reserves.

“We are not, however, standing still. We launched our new access control products, completed an agreement which will move us into security intrusion, and expanded our central station monitoring services. We are investing in new on-line training programs and new user-friendly web sites.

“We continue to believe that we are taking all the right steps to long-term success, and we monitor the markets and our progress every day,” Mr. Raefield concluded.

Financial Results, Fourth Quarter of 2009 Compared to Fourth Quarter of 2008

Total revenues for the fourth quarter ended December 31, 2009 were $6.8 million, as compared to $7.7 million for the same period in 2008. The decrease in overall revenues during the fourth quarter of 2009 was primarily due to a decrease in revenues of $1.4 million from Mace’s Digital Media Marketing segment as a result of an increase in credit card decline rates in 2009 as the recession continued and as credit card companies tightened their credit to our customers. Our Security Segment’s revenues increased approximately 10.7% in the fourth quarter of 2009 compared to the same period in 2008.

Loss from continuing operations for the fourth quarter of 2009 was approximately ($2.2) million, or ($0.13) per share, compared to a loss from continuing operations of ($6.5) million, or ($0.40) per share, in the fourth quarter of 2008. The decrease in operating loss from continuing operations was primarily due to the decrease in the cost of revenues as a percent of revenues, a reduction in asset impairment charges of $1.8 million as reported in the fourth quarter of 2009 and a $2.2 million write down of short-term investments reported in the fourth quarter of 2008 related to the previously disclosed investment “Ponzi” scheme.

Discontinued operations include all of the Company’s car and truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated losses, inclusive of impairment charges, of approximately ($1.5) million, or ($0.10) per share, in the three months ended December 31, 2009 and ($2.1) million, or ($0.12) per share, in the same period of 2008.

Net loss for the three months ended December 31, 2009 was approximately ($3.7) million, or ($0.23) per share, compared to a net loss of approximately ($8.6) million, or ($0.52) per share, for the three months ended December 31, 2008.

Financial Results, Full Year of 2009 Compared to Full Year of 2008

Total revenues for the year ended December 31, 2009 were $28.2 million, as compared to $38.1 million for the same period in 2008. The decrease in overall revenues was primarily due to a decrease in revenues from Mace’s Digital Media Marketing segment of $7.6 million, $5.4 million within the e-commerce division as a result of the tightening of credit availability for our customers and a reduction in sales in our Purity by Mineral Science cosmetic product line, combined with a $2.2 million reduction in revenues as a result of management’s June 2008 decision to discontinue marketing efforts of our online marketing division. Overall revenues within the Security business segment decreased $2.2 million primarily due to revenue reductions in our electronic surveillance and machine vision camera operations, offset partially by growth within our Personal Defense Products division and the acquisition of our central station monitoring operation during the second quarter of 2009. This decrease was due to several factors, including the reduction in spending by many of our customers impacted by the recession as well as increased competition.

Loss from continuing operations for the year ended December 31, 2009 was approximately ($9.1) million, or ($0.57) per share, compared to a loss from continuing operations of ($13.0) million or ($0.79) per share, for the year ended December 31, 2008. This reduction in loss resulted from lower cost of revenues as a percent of revenues, a reduction in SG&A expenses of approximately $2.0 million, inclusive of approximately $858,000 of SG&A expenses related to CSSS, acquired in April 2009, and a reduction in asset impairment charges of $1.8 million for the twelve months ended December 31, 2009 as compared to the same period in 2008.

Net loss for the year ended December 31, 2009 was approximately ($10.95) million, or ($0.68) per share, compared to a net loss of ($10.65) million or ($0.65) per share, for the year ended 2008.

Discontinued operations include all of the Company’s car and truck wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. Revenues within the car wash operations for the year ended December 31, 2009 were $10.6 million as compared to $16.1 million for the comparable period in 2008. This decrease was primarily attributed to a decrease in wash and detail services and reduced car wash volumes in Texas from car wash dispositions. These operations generated a loss, inclusive of impairment charges, of approximately ($1.8) million or ($0.11) per share, in the year ended December 31, 2009 as compared to income of approximately $2.3 million, or $0.14 per share, in the same period of 2008. The 2008 income from discontinued operations included a $6.9 million gain from the sales of the Company’s six Florida car washes, partially offset by an accrual of $600,000 relating to a $100,000 criminal fine and a forfeiture of $500,000 in proceeds from the sale of four Northeast car washes from the previously reported immigration investigation.

The Company’s net book value was $32.0 million, or $2.01 per share, at December 31, 2009. In addition, Mace had $42.4 million in total assets, including $9.4 million of cash and short-term investments, at December 31, 2009.

Conference Call

Mace will conduct a conference call on Wednesday, March 31, 2010 at 1:00 PM Eastern Time. The participant conference call number is (877) 719-8065, conference ID: 63854752. There will be access to a digital recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 63854752. This will be available after the teleconference from 6 PM Eastern, Wednesday, March 31, 2010 through Friday April 2, 2010.

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its periodic reports on Form 10-K and Form 10-Q, which reports should be read in conjunction with this press release.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended December 31,
	2009	2008

Revenues
Security	$5,134	$4,637
Digital media marketing	1,620	3,018

	6,754	7,655
Cost of revenues
Security	3,521	3,721
Digital media marketing	1,146	2,242

	4,667	5,963

Selling, general and administrative expenses	3,989	3,615
Depreciation and amortization	206	177
Asset impairment charges	30	1,841

Operating loss	(2,138)	(3,941)

Interest (expense) income, net	(11)	38
Other (loss) income	(109)	(2,569)
Loss from continuing operations before income taxes	(2,258)	(6,472)

Income tax (benefit) expense	(95)	25

Loss from continuing operations	(2,163)	(6,497)

Loss from discontinued operations, net of tax	(1,500)	(2,139)

Net loss	$(3,663)	$(8,636)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.13)	$(0.40)
Loss from discontinued operations	(0.10)	(0.12)
Net loss	$(0.23)	$(0.52)

Weighted average shares outstanding
Basic	16,049,423	16,464,760
Diluted	16,049,423	16,464,760

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Audited)

	Twelve Months Ended December 31,
	2009	2008

Revenues
Security	$18,591	$20,788
Digital media marketing	9,655	17,290

	28,246	38,078
Cost of revenues
Security	12,998	15,740
Digital media marketing	6,943	12,126

	19,941	27,866

Selling, general and administrative expenses	15,067	17,086
Depreciation and amortization	790	786
Asset impairment charges	1,462	3,249

Operating loss	(9,014)	(10,909)

Interest (expense) income, net	(7)	260
Other (loss) income	(108)	(2,217)
Loss from continuing operations before income taxes	(9,129)	(12,866)

Income tax expense	-	100

Loss from continuing operations	(9,129)	(12,966)

(Loss) income from discontinued operations, net of tax	(1,822)	2,314

Net loss	$(10,951)	$(10,652)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.57)	$(0.79)
(Loss) income from discontinued operations, net of tax	(0.11)	0.14
Net loss	$(0.68)	$(0.65)

Weighted average shares outstanding
Basic	16,202,254	16,464,760
Diluted	16,202,254	16,464,760

CONTACT:
Mace Security International, Inc.
Don Taylor, Vice President
954-449-1306
dtaylor@mace.com